Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as the 10th day of November, 2008, by and among Wilhelmina  International Ltd., a New York corporation (the “Company”), New Century Equity Holdings, Inc., a Delaware corporation (the “Parent”), and Sean Patterson (the “Employee”), an individual.

Recitals:

WHEREAS, the Employee is currently employed pursuant to that certain employment agreement dated August 1, 2003, including Exhibits A and B thereto (the “2003 Agreement”), by and among Employee, Wilhelmina Models, Inc., a New York corporation, Wilhelmina Artist Management, LLC, a New York limited liability company, and the Company (collectively, the “Wilhelmina Entities”);

WHEREAS, on August 25, 2008, the Wilhelmina Entities, certain related entities, their equity holders and Parent entered into an Agreement covering the merger (the “Merger”) of a wholly-owned subsidiary of Parent with the Company and the purchase (the “Purchase”) by the Parent of the Wilhelmina Entities and certain other related entities (the “Purchase Agreement”);

WHEREAS, Parent and Company wish that the Employee be retained as President of the Company in the event of the consummation of the Merger and the Purchase, and the Employee desires to be so retained;

WHEREAS, the parties desire, and have agreed, to set forth in this Agreement their entire agreement and understanding with respect to the Employee’s employment by the Company, to become effective in the event of the consummation of the Merger and the Purchase and on the date of the consummation of the Merger and the Purchase (the “Effective Date”); and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Company and the Employee agree as follows:

Agreement:

1.           Appointment and Duties.  The Company employs the Employee on the terms and conditions set forth herein, and the Employee accepts such employment. The Employee shall serve as President of the Company, and shall perform all duties and functions reasonably appurtenant to such position and as directed by the Chief Executive Officer, President or Board of Directors of the Parent.  The Parent, acting through its Chief Executive Officer, President or Board of Directors, may from time to time redefine the title and duties of the Employee in furtherance of the business of the Company and/or its affiliated companies. The Employee shall perform his duties in accordance with, and shall at all times strictly adhere to, all rules, regulations and policies as may be adopted from time to time by the Company and/or Parent, provided such rules, regulations and policies do not violate applicable law.

2.           Full Time Employment.  The Employee agrees that, during the term of his employment by the Company, he will devote his full working time, attention and energies to the diligent performance of his duties as an employee of the Company consistent with past practice.  The Employee shall not, without the prior written consent of the Parent, directly or indirectly, at any time during the term of his employment with the Company: (a) accept employment with or render services of a business, professional or commercial nature to any other individual, corporation, partnership, governmental authority or other entity; (b) engage in any business venture or business activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise (except that the ownership of not more than five per cent of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation hereof); or (c) engage in any venture or activity which the Company may in good faith consider to interfere with Employee’s performance of his duties hereunder; provided, however, that Employee may, as a passive investor, invest his own assets (subject to the limitation contained in clause (b) above) and engage in civic, community and religious activities provided such activities do not interfere with his duties as an employee of the Company.

3.           Compensation.  All compensation shall be payable to the Employee in accordance with the Company’s customary payroll practices and shall be subject to withholding for federal and state income taxes, social security payments and similar deductions, as required by applicable law.

a.           Salary.  The Employee shall receive a salary of $475,000 per year. Such salary shall be reviewed annually and may be increased, but not decreased, in the sole discretion of the Board of Directors of the Parent.

b.           Bonus.  The Employee shall be entitled to an annual bonus equal in amount to 7.5% of the excess of actual calendar year (i.e., full year 2009, 2010 or 2011, as applicable) EBITDA (earnings before interest, taxes, depreciation and amortization) of the Wilhelmina Entities over $4,000,000.  The timing of the payment of the foregoing bonus shall be consistent with the Company’s customary practices with respect to the timing of bonus payments to its employees, provided that payment of such bonus shall be made no earlier than following final determination of actual calendar year EBITDA based on the Company’s annual audit. The parties understand and agree that Employee’s 2008 year bonus will be in accordance with the terms of the 2003 Agreement.

4.           Other Programs and Benefits.  The Employee shall be entitled to participate in other programs and benefits provided by the Company (including, without limitation, group insurance plans and profit sharing plans) to the same extent as other employees of the Company similarly situated. Without limiting the generality of the foregoing, the Company shall provide health insurance benefits for the Employee comparable to those provided as of the date hereof. The Company shall reimburse Employee for or, as permitted by applicable law, advance to the Employee, reasonable business expenses incurred by Employee in the performance of his duties pursuant to this Agreement consistent with past practices.  Such reimbursement or advance shall be made upon receipt of expense or advance report forms, in accordance with the Company’s standard policy. Employee shall be entitled to five (5) weeks vacation per year.

5.           Term.  Except as provided in Section 6, this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date and thereafter at the will of the parties (the three year period following the Effective Date, plus any extension thereafter, the “Term”). The provisions of Section 7, 8, and 11 shall survive any expiration of this Agreement at the end of Term.

6.           Termination.  In the event the employment of Employee is terminated prior to the expiration of the Term either by (i) the Company with Cause (as defined below) or without Cause or (ii) the Employee for Good Reason (as defined below) or without Good Reason, all provisions of this Agreement (other than the provisions of Sections 7, 8 and 11 and this Section 6) shall thereupon terminate; provided that, in the event that the Employee is terminated by the Company without Cause or is terminated by the Employee for Good Reason, the Employee shall continue to receive the compensation provided for in Section 3(a) for any remaining portion of the Term. The foregoing payments provided herein are in lieu of any and all other benefits or claims which the Employee might assert against the Company, and may be conditioned, at the Company’s option, upon the Employee’s execution of a full and complete release of the Company from any and all liabilities arising in connection with this employment by the Company or the termination thereof, other than the Company’s applicable obligation to make the payments set forth in Section 3(a), to the extent provided above, and other than the Company’s and the Parent’s obligation to indemnify, defend and hold harmless the Employee in accordance with the certificate of incorporation and by-laws of such entities and applicable law.  Such payments shall be made to the Employee in accordance with the Company’s customary payroll practices and shall be subject to withholding for federal and state income taxes, social security payments and similar deductions, as required by applicable law.  Termination of employment pursuant to the circumstances described in the first sentence of this Section 6 shall be effective only upon valid written notice of such by the Company or the Employee.  All provisions of this Agreement (other than the provisions of Sections 7, 8 and 11 and this Section 6) shall also terminate upon the death of the Employee, Employee’s resignation without Good Reason or, at the Company’s option, upon the disability of the Employee which disability prevents Employee from fully performing his duties under this Agreement on a full time basis for any ninety (90) days during a twelve (12) month period.

For purposes of this Agreement: (a) “Cause” shall mean any of the following, as determined in the good faith judgment of the Board of Directors of the Parent: (i) the Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere with respect to, any felony involving moral turpitude or otherwise materially and adversely affecting his ability to perform effectively hereunder, (ii) the violation by the Employee of any of the provisions of Section 7 hereof which has or is likely to have an adverse effect on the Company or the Parent, (iii) the engagement by the Employee in any act of fraud or dishonesty resulting or intended to result in gain or personal enrichment of the Employee at the expense of the Company or any of its subsidiaries or affiliates or (iv) the failure or refusal by the Employee to perform any of his other material duties or obligations hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental disability or illness), which failure is not cured within twenty (20) days after a written demand for performance is delivered or sent to the Employee specifically identifying the manner in which the Employee has not performed; and (b) “Good Reason” shall mean (i) reduction in the Employee’s Base Salary during the term hereof; (ii) the Company requiring the Employee to be based outside of New York, New York or (iii) the Company’s material breach of any of the provisions of this Agreement which material breach is not cured within twenty (20) days after a written demand for performance is delivered or sent to the Company specifically identifying the manner in which the Company has not performed.

7.           Non-Disclosure; Non-Competition; Non-Solicitation.  The Company covenants and agrees that it will provide to the Employee all Confidential Information (as defined below) of the Company reasonably necessary to permit the Employee to fulfill his duties and responsibilities hereunder. The Employee acknowledges that, as a consequence of his employment by the Company, the Employee will be furnished and have access to substantially all Confidential Information of the Company. The Employee further acknowledges that (i) any public disclosure of the Confidential Information will have an adverse effect on the Company and its business, (ii) the Company will suffer irreparable injury if the Employee breaches any of the terms of this Section 7, (iii) the Company will be at a substantial competitive disadvantage if it fails to acquire and maintain exclusive ownership of the Confidential Information or the Employee fails to abide by the restrictions provided for in this Section 7, (iv) the scope of the protective restrictions provided for in this Section 7 are reasonable when taking into account the Employee’s access to Confidential Information, the importance of such Confidential Information to the Company and the uniqueness of the services provided by Employee, (v) the compensation being paid to the Employee pursuant to this Agreement and the post-employment rights of the Employee hereunder are sufficient inducement for the Employee to agree to the terms hereof, (vi) Employee is to receive meaningful consideration as a selling stockholder of the Wilhelmina Companies under the Purchase Agreement and accordingly such capacity is an important consideration in determining the substance and scope of the provisions of this Section 7, (vii) the provisions of this Section 7 are reasonable and necessary to protect the business and interests of the Company, to prevent the improper use or disclosure of the Confidential Information and to provide the Company with exclusive ownership of all such Confidential Information, (viii) the terms of this Section 7 preclude the Employee from engaging in the conduct of the business of the Company for a reasonable period and (ix)the Employee provides services to the Company that are unique.

a.           Non-Disclosure Agreement.  Employee agrees that he will not (i) disclose to any person, either directly or indirectly, any Confidential Information, unless and solely to the extent that such Confidential Information is required to be disclosed by law or pursuant to a final judicial order or decree, (ii) use for his own account or use, cause, facilitate or allow any third party to use Confidential Information in any way, or (iii) remove any Confidential Information or any copy, summary or compilation of any kind of any Confidential Information from the premises of the Company or the premises of any Company’s customers, other than (in the case of (i) and (iii)) in reasonable furtherance of the performance of Employee’s duties under this Agreement.

b.           Work Product.  All records and documents embodying any Confidential Information or pertaining to the existing or contemplated scope of the Company’s business, whether conceived, prepared or developed by the Employee, the Company or otherwise, either alone or with others (“Work Product”), shall be the sole property of the Company.

c.           Return of Materials.  Upon termination of his employment for any reason, the Employee shall promptly deliver to the Company all materials in any medium containing, referring to or derived from any Confidential Information or Work Product of the Company, together with all other manuals, letters, notes, reports, data, tables and calculations which are the property of the Company, which are in the Employee’s possession or under his control.

d.           Non-Competition Agreement.  The Employee covenants and agrees that during the Term and, subject to Section 7(j), for a period of one (1) year following the Term (notwithstanding, in either case, any earlier termination of the employment of Employee for any reason), the Employee will not, directly or indirectly (other than Employee’s activities as a representative of the Company solely for the benefit of the Company) (i) own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any “Competing Business” (defined below) anywhere in the “Restricted Territories” (defined below); (ii) induce any customers of the Company to patronize any Competing Business; (iii) solicit or accept any Competing Business from any customer of the Company; (iv) request or advise any customers of the Company to withdraw, curtail or cancel such customer’s business with the Company; or (v) disclose to any other person, firm or corporation engaged in any Competing Business the names or addresses of any of the customers, models or other Talent (as defined in the Purchase Agreement) of the Company.  For purposes of this Agreement, the term “Competing Business” is defined to mean any activity or business that is or would be competitive with the business conducted by the Company at the time of termination of the Employee’s employment with the Company; provided that it is understood that “Competing Business” shall include any “Representation Business” (as defined in the Purchase Agreement). The term “Restricted Territories” is defined to mean any location in which the Company conducts, or is authorized to conduct, its business throughout the world.

e.           Non-Solicitation Agreement.  During the Term and, subject to Section 7(j), for a period of one (1) year following the Term (notwithstanding, in either case, any earlier termination of the employment of Employee for any reason), the Employee will not, either on his own behalf or on behalf of any Competing Business, directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, the Company to terminate such person’s employment or agency, as the case may be, with the Company, (ii) solicit or induce, or in any manner attempt to solicit or induce, any models or other Talent, to terminate or modify any contract, arrangement or relationship with the Company, or any prospective model or other Talent not to enter into a contract, arrangement or relationship with the Company, or (iii) solicit, divert, or attempt to solicit or divert, or otherwise accept as a supplier or customer, any person which sells any products or services of, furnishes products or services to, or receives products or services from the Company, nor will the Employee attempt to induce any such supplier or customer to cease being (or any prospective supplier or customer not to become) a supplier or customer of the Company.

f.           Modification of Restrictions.  The Employee agrees that if an arbitrator or a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 7 is overly restrictive and unenforceable, the arbitrator or court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 7 shall remain in full force and effect. The Employee further agrees that if an arbitrator or court of competent jurisdiction determines that any provision of this Section 7 is invalid or against public policy, the remaining provisions of this Section 7 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

g.           Injunctive Relief.  In the event of any pending, threatened or actual breach of any of the covenants or provisions of this Section 7, as determined by an arbitrator or a court of competent jurisdiction, it is understood and agreed by the Employee that the remedy at law for a breach of any of the covenants or provisions of this Section 7 may be inadequate and, therefore, the Company shall be entitled to a restraining order or injunctive relief in addition to any other remedies at law and in equity, as determined by an arbitrator or a court of competent jurisdiction. The Employee waives any bond, surety, or other security that might be required of the Company as a condition of any such restraining order or injunctive relief.

h.           Confidential Information Defined.  For purposes of this Agreement, “Confidential Information” means any proprietary information, and any information which the Company reasonably considers to be proprietary, pertaining to the Company’s past, present or prospective business secrets, methods or policies, earnings, finances, security holders, lenders, key employees, nature of services performed by sales personnel or bookers, procedures, standards and methods, information relating to arrangements with suppliers, the identity and requirements of arrangements with customers, models or other Talent, the type, volume or profitability of services or products for customers, drawings, records, reports, documents, manuals, techniques, information, data, statistics, trade secrets and all other information of any kind or character relating to the Company, whether or not reduced to writing; provided, however, that Confidential Information does not include information which is generally available to the public (other than as a result of (a) Employee’s breach of this Agreement or (b) any third party’s breach of any confidentiality obligation or duty to the Company, which obligation or duty Employee was or reasonably should have been aware of).

i.           Affiliates.  Any reference to the Company in this Section 7 shall be deemed to include the Company, its parent corporation, its subsidiaries and any other entity controlled by or under common control with such parent or subsidiaries.

j.           Application Following the Term.  Following the Term, except in the event Employee’s employment was earlier terminated for “Cause” (by the Company) or without “Good Reason” (by the Employee)), the covenants set forth in Section 7(d) and Section 7(e) shall terminate and have no effect as of the Payment End Date.  For purposes of the foregoing, the “Payment End Date” shall mean the date during the one (1) year period following the Term when the Company ceases paying the Employee compensation at the same base salary rate and upon on the same pay schedule as if the Employee continued to be employed by the Company under this Agreement during such period.

8.           Applicable Law and Venue.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE DEEMED PERFORMABLE IN NEW YORK, AND ANY ACTION TO ENFORCE OR CONSTRUE THE TERMS OF THIS AGREEMENT SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN NEW YORK.

9.           Attorney Fees.  If any action at law or in equity, including an action for injunction or declaratory relief, is brought to enforce or interpret the provisions of this Agreement, each party shall pay their own legal fees and all of their costs and expenses of litigation.

10.           Non-Waiver.  The failure by the Company or Parent to complain of any act or omission on the part of the Employee, no matter how long the same may continue, shall not be deemed to be a waiver by the Company or Parent of any of its rights under this Agreement. The waiver by the Company or Parent at any time, expressed or implied, of any breach or attempted breach of this Agreement shall not be deemed a waiver or a consent to any subsequent breach or attempted breach of the same or any other type. If any action by the Employee shall require the consent or approval of the Company or Parent, such consent to or approval of the Company or Parent to such action on any one occasion shall not be deemed a consent to or approval of any other action on the same or any subsequent occasion.

11.           Provisions Severable.  Should any term or provision of this Agreement for any reason be held to be or declared illegal, invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject, term or provision is deemed to be illegal, invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. In the event that any of the terms or provisions of this Agreement shall be held to be or declared illegal, invalid, void or unenforceable solely by virtue of the fact that such term or provision exceeds the permissible bounds of applicable law with respect to its scope or duration, this Agreement shall be deemed amended, modified and reformed to the extent necessary to reduce the scope or duration of such term or provision to that permissible under applicable law, and the parties request that any court examining such issue employ great latitude in reforming this Agreement so as to make this Agreement, as reformed, valid and enforceable.

12.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties and supersedes all prior understanding or agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement. Except as provided herein, no amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by all parties hereto.

13.           Binding Effect and Assignment.  Each and all of the covenants, terms and provisions contained herein shall be binding upon and inure to the benefit of the respective successors, heirs, and legal representatives of the Company and the Employee. This Agreement may not be assigned by either party without the prior written consent of the other party.

14.           Notice.  All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be deemed to have been duly given immediately upon personal delivery or mailing by first class, certified mail, postage prepaid. Any party may change the address to which notices, requests, demands or other communications to such party shall be mailed or sent by giving notice to the other parties in the manner provided herein. The addresses of the parties for purposes of this Agreement are as set forth on the signature page hereof.

15.           Headings.  No heading or caption contained in this Agreement shall be considered in interpreting any of its terms or provisions.

16.           Execution in Counterparts.  This Agreement and any amendment may be executed in any number of counterparts, either by the parties or their duly authorized attorney-in fact, with the same effect as if all parties had signed the same document.

17.           Effectiveness.  Notwithstanding anything to the contrary, the terms and provisions of this Agreement shall become effective upon the consummation of the Purchase, and, if not earlier expired or terminated, the 2003 Agreement (including any extension thereof) shall thereupon terminate in its entirety, and the parties shall no longer have any obligations thereunder.  In the event that the Purchase Agreement is terminated, this Agreement shall terminate in its entirety and shall no longer have any force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed to be effective as of the Effective Date hereinabove set forth.

PARENT:

New Century Equity Holdings, Inc.

/s/ Mark E. Schwarz
Mark E. Schwarz

Notice Address:

New Century Equity Holdings, Inc.
200 Crescent Court
Suite 1400
Dallas, Texas 75201
Attn: CEO

COMPANY:

Wilhelmina International Ltd.

/s/ Dieter Esch

Notice Address:

Wilhelmina International Ltd.
300 Park Avenue South
New York, New York 10010

EMPLOYEE:

/s/ Sean Patterson
Sean Patterson

Notice Address: